Exhibit 10.4

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) entered into as of January 23, 2025, (the “Effective Date”), by and between RYVYL, Inc., a corporation incorporated in the State of Nevada of the United States with a registered office located at 3131 Camino Del Rio North, Suite 1400, San Diego, California 92108, United States (the “Company”), Transact Europe Holdings EOOD, a sole owner limited liability company, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 203296816, organized under the laws of the Republic of Bulgaria, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (the “Seller”) and Hampstead Holdings Ltd, a limited liability company, organized under the laws of the Republic of Bulgaria, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 208105806, with a registered office located at 19, Maragidik Str., 2nd floor, office 1, Burgas, Bulgaria (the “Buyer”). Company, Seller and Buyer are sometimes individually referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Stock Purchase Agreement, dated as of even date herewith, between the Parties (the “SPA”).

RECITALS

WHEREAS, pursuant to the SPA, Seller has agreed to sell, and Buyer has agreed to purchase, all of the outstanding shares of Ryvyl (EU) EAD, registered with the Bulgarian Commercial Register and Register of Non-profit Legal Entities with the Registry Agency under UIC (ЕИК) 121554961, a sole owner joint stock company organized under the laws of the Republic of Bulgaria, and a wholly-owned subsidiary of the Company, with a registered office located at Perform Business Center, Sofia Center, Pozitano Sq 2, 3rd floor, 1000 Sofia, Bulgaria (the “Purchased Shares”);

WHEREAS, pursuant to the SPA, the Purchase Price will be paid on the Funding Date, if all conditions for the funding of the Purchase Price are satisfied, or Buyer has waived any of such conditions;

WHEREAS, pursuant to the SPA, the Purchased Shares are to be delivered to Buyer at the Closing and all right, title and interest in and to the Purchased Shares shall vest in Buyer upon the Closing; and

WHEREAS, the Parties desire to set forth herein the terms and conditions pursuant to which the Parties shall have the right to terminate the SPA on or before the Closing Date.

NOW, THEREFORE, in consideration of the undertakings of the Parties as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.    Termination Rights. Subject to Sections 2 and 3 hereof, the SPA may be terminated:

(a)    at any time by mutual written consent of the Company, Seller and Buyer;

(b)    Notwithstanding any rights of the Buyer under Section 3.02(b) of the SPA, which are hereby preserved, by the Buyer on our prior to the Funding Date, if any of the representations or warranties of any Company Group member set forth in Article V of the SPA shall not be true and correct or if, as of the Funding Date, any Company Group member has failed to perform any covenant, agreement or obligation required to be performed by any Company Group member set forth in the SPA, as of the Funding Date (including an obligation to consummate the Closing) such that the conditions to the Closing set forth in Section 10.02 of the SPA cannot or could not be satisfied; or

(c)    by Company or Seller, prior to the 90th calendar day following the date of the SPA (the “Termination Deadline”) for any reason or no reason; provided, that the Termination Deadline may be postponed by 30 calendar days at the election of the Company subject to the Company paying to the Buyer the sum of US$500,000 for value and in freely transferable funds prior to the original Termination Deadline.

2.    Procedure for termination

Any termination of the SPA by a party (the “Terminating Party”) pursuant to Section 1 may only be effected by:

(a)    the Terminating Party giving at least seven days written notice to the other party substantially in the form set out in Annex A hereto (a “Termination Notice”) designating a date on which the SPA will be terminated (the “Termination Date”) (which, in the case of Section 1(c) above, must be at least one (1) Business Day prior to the Termination Deadline) and with such notice signed by two directors of the Terminating Party; and

(b)    where the Company or Seller is the Terminating Party under Section 1(c), by the Buyer receiving from the Seller Group, jointly and severally, the sum of US$16,500,000 (“Seller Termination Payment”) on the designated Termination Date by wire transfer of immediately available funds to an account designated in writing by Buyer.

3.    Effect of Termination; Termination Fees.

(a)    The Parties acknowledge and hereby agree that any amounts payable in respect of a termination of the SPA pursuant to this Agreement shall not constitute penalties but will be liquidated damages, in a reasonable amount that will compensate Buyer or its designees in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the SPA and in reliance on the SPA and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the Parties acknowledge that the agreements contained in Section 2 and Section 3 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into the SPA.

(b)    In the event of the termination of the SPA pursuant to Section 1, the SPA shall forthwith become void and there shall be no further liability or obligation thereunder on the part of the Parties and their respective Affiliates with the exception of those obligations set forth in Section 2 and Section 3 of this Agreement and in Section 7.04 Confidentiality, Section 7.07 Public Announcements and Article XII Miscellaneous of the SPA, each of which shall survive such termination and remain valid and binding obligations of the Parties in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of the SPA pursuant to Section 1 shall not affect any liability on the part of any Party for any willful breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud.

(c)    No later than two Business Days after the Termination Date, Buyer shall cause Escrow Agent to release the Escrowed Property (as defined in the Escrow Agreement) to Company with the exception of the Escrow Funds, which shall return to Buyer.

4.    Consent to Subsequent Financings. Notwithstanding any provision in the SPA to the contrary, Buyer’s consent shall not be required in connection with any financing entered into by the Company or Seller, after the Effective Date, provided that all or a portion of the proceeds of such financing is used to pay the Seller Termination Payment to Buyer.

5.    Representations. Each Party hereby represents and warrants that it has not assigned or otherwise conveyed or delegated, in whole or in part, any claim or right that it has or may have under the SPA to any third party or person. Each Party represents that the execution and delivery of this Agreement is the duly authorized and binding act of the Party, enforceable against such party in accordance with its terms, and that the Party’s signatory hereto is duly authorized to execute this Agreement on behalf of the Party.

6.    No Admission of Liability. The Parties expressly agree and acknowledge that any exercise of termination rights pursuant to this Agreement shall not be construed in any manner as an admission of any liability, obligation, or wrongdoing on the part of any other Party.

7.     Cooperation between the Parties. Each Party shall fully cooperate with the other Party with respect to the performance of this Agreement. Each Party will provide or make available to the other Party information and will execute, acknowledge and deliver such further documents that may reasonably be required in order to effectively perform this Agreement and, in the event that termination rights are exercised hereunder, to evidence the termination of the SPA and to release all obligations and liabilities of the Parties thereunder.

8.    Incorporation by Reference. Sections 12.02 through 12.11 of the SPA are hereby incorporated by reference into this Agreement and made a part hereof.

9.    Conflict. In the event of a conflict between any of the provisions of this Agreement and the SPA, the provisions of this Agreement shall prevail.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

RYVYL, INC.

By: /s/ Fredi Nisan

Name: Fredi Nisan

Title: Chief Executive Officer

SELLER:

TRANSACT EUROPE HOLDINGS EOOD

By: /s/ Ben Errez

Name: Ben Errez

Title: Manager

BUYER:

HAMPSTEAD HOLDINGS LTD

By: /s/ Daniel Cookson

Name: Daniel Cookson

Title: Managing Director

ANNEX A

FORM OF TERMINATION NOTICE

TERMINATION NOTICE

[Letterhead of Notifying Party]

[DATE]

[METHOD OF DELIVERY]

[NAME AND ADDRESS]

Re:          Notice of Termination of Stock Purchase Agreement

Dear [name of non-Terminating Parties]:

Reference is made to that certain Stock Purchase Agreement, dated as of January 23, 2025, by and among RYVYL, Inc., Transact Europe Holdings EOOD, and Hampstead Holdings Ltd (“SPA”) and that certain Termination Agreement, dated as of January 23, 2025, by and among the aforementioned Parties (“Termination Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them under the Termination Agreement.

We hereby notify you that [name of Terminating Party] has elected, pursuant to Section 1[(b)][(c)] of the Termination Agreement, to terminate the SPA, and in accordance with Section 2 of the Termination Agreement, such termination shall be effective on [DATE].

Very truly yours,

[NAME OF TERMINATING PARTY]

By:__________________________

Name: _______________________

Title: ________________________